Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces First Quarter 2021 Profit

First Quarter 2021 Highlights

•	Pre-tax income of $50 million, net income of $36 million, or $0.71 per diluted share

•	Placed nine used CRJ700 aircraft into service under a previously announced agreement with American Airlines; took delivery of one new CRJ900 aircraft under a previously announced agreement with Delta Air Lines

•	Named to Forbes America’s Best Employers 2021 List; also named a Best Place to Work in 2021, a Glassdoor Employees’ Choice Award

ST. GEORGE, UTAH, April 29, 2021 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q1 2021, including net income of $36 million, or $0.71 per diluted share, compared to net income of $30 million, or $0.59 per diluted share, for Q1 2020. Pre-tax income for Q1 2021 included $193 million in payroll support program grants received from U.S. Treasury Department (“U.S. Treasury”) reflected as a reduction to operating expenses.

Commenting on the results, Chip Childs, Chief Executive Officer of SkyWest, said, “We continued to see improvement in the demand for our product during the first quarter. Our strategy of investing in our fleet and delivering flexible solutions with solid operating performance to our customers continues to position SkyWest well for long-term success. I want to thank the SkyWest team for their commitment to excellence through these dynamic and challenging circumstances.”

Financial Results

Revenue was $535 million in Q1 2021, down from $730 million in Q1 2020, or 27%, due to a significant reduction in the number of flights SkyWest was scheduled to operate under its flying agreements compared to the same period last year because of the COVID-19 pandemic.

SkyWest’s Q1 2021 completed departures and block hours were down 26% and 23%, respectively, from Q1 2020.

SkyWest deferred recognizing revenue on $21 million of fixed monthly payments received during Q1 2021. SkyWest will recognize the deferred revenue from the fixed monthly payments on a per-completed, block hour basis over the remaining contract term.

Operating expenses were $454 million in Q1 2021, down from $664 million in Q1 2020, or 32%. The reduction was due to $193 million in payroll support program grants received from U.S. Treasury under a payroll support program extension agreement (“PSP2”) reflected in the Q1 2021 results. Operating expenses were also down due to fewer flights operated in Q1 2021 compared to the same period last year, partially offset by an increase in maintenance expense on SkyWest’s CRJ700 fleet.

Capital and Liquidity

SkyWest had $836 million in cash and marketable securities at March 31, 2021, up from $826 million at December 31, 2020.

SkyWest has $665 million of available borrowings under its $725 million, five-year secured loan facility with U.S. Treasury under the CARES Act. SkyWest has until May 28, 2021 to borrow additional amounts under the facility and is evaluating its future utilization of the facility.

SkyWest has a $75 million line of credit facility with approximately $34 million of letters of credit issued under the facility and $41 million available under the line at March 31, 2021.

As previously announced, SkyWest entered into PSP2 with U.S. Treasury in January 2021 and received total proceeds of $233 million during Q1. In consideration for the funding, approximately $40 million was in the form of a ten-year, low interest unsecured term loan and SkyWest issued to U.S. Treasury warrants to purchase 98,815 shares of SkyWest common stock at a strike price of $40.41. In April 2021, SkyWest received additional proceeds of approximately $35 million under PSP2. In consideration of the additional funding, approximately $10.5 million was in the form of a ten-year, low interest unsecured term loan and SkyWest issued to U.S. Treasury warrants to purchase an additional 25,958 shares of SkyWest common stock at a strike price of $40.41.

Total debt at March 31, 2021 was $3.1 billion, down from $3.2 billion at December 31, 2021. Capital expenditures during Q1 2021 were $56 million for the purchase of four used CRJ700 aircraft, spare engines and other fixed assets.

As previously announced, SkyWest entered into a payroll support program 3 agreement (“PSP3”) with U.S. Treasury in April 2021 to receive total proceeds of approximately $250 million under the American Rescue Plan Act of 2021. SkyWest received half of the $250 million in April 2021 and expects to receive the remainder during the second quarter of 2021. In consideration for the funding, approximately $45 million will be in the form of a ten-year, low interest unsecured term loan, and SkyWest will issue to U.S. Treasury warrants to purchase approximately 78,317 shares of SkyWest common stock at a strike price of $57.47.

Status Update on Previously Announced Agreements

SkyWest is coordinating with its major airline partners to optimize the timing of upcoming fleet deliveries under previously announced agreements in response to COVID-19 schedule reductions. The anticipated future delivery dates summarized below are based on currently available information and are subject to change.

Flying contract with Delta Air Lines (“Delta”)

•	One new CRJ900, financed by Delta and operated by SkyWest was delivered in Q1 2021,

Flying contract with American Airlines (“American”) for 20 E175 aircraft

•	18 aircraft deliveries are anticipated in the second half of 2021 and two deliveries are expected in 2022. The aircraft are scheduled to be placed into service in 2022.

•	SkyWest anticipates financing the aircraft through debt,

Flying contract with American for CRJ700 aircraft

•	SkyWest placed nine used CRJ700s in service during Q1 2021.

•	SkyWest anticipates placing an additional 16 used CRJ700s into service over the remainder of 2021.

•	SkyWest expects to have 90 CRJ700s under agreement with American by the end of 2021.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of over 450 aircraft connecting passengers to over 230 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines carrying more than 21 million passengers in 2020 and 43 million passengers in 2019.

SkyWest will host its conference call to discuss its first quarter 2021 results today, April 29, 2021, at 2:30 p.m. Mountain Time. The conference call number is 1-877-418-5293 for domestic callers, 1-866-605-3852 for Canada callers and 1-412-717-9593 for other international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://www.webcaster4.com/Webcast/Page/1088/40675. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the first quarter 2021 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the expected timing of PSP3 funding, the ability to draw down loan amounts under its facility pursuant to the CARES Act and its line of credit, the impact of the COVID-19 outbreak on SkyWest’s business, financial condition and results of operations, the scheduled aircraft deliveries for SkyWest Airlines in upcoming years, and related removal from service and/or placement into service of certain aircraft, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced deals, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, uncertainties regarding the impact of the PSP2 funding, PSP3 funding and CARES Act funding and loans on SkyWest’s business and operations, the uncertainty of the duration, scope and impact of COVID-19, a further spread or worsening of COVID-19, the consequences of the COVID-19 outbreak to economic conditions, the travel industry and our major partners in general and the financial condition and operating results of SkyWest in particular, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest and its major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the existing global COVID-19 pandemic and the outbreak of any other disease or similar public health threat that affects travel demand or travel behavior; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to the duration and impact of the COVID-19 pandemic, and related decreases in customer demand and spending; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Additionally, the risks, uncertainties and other factors set forth above or otherwise referred to in the reports that the Company files with the Securities and Exchange Commission may be further amplified by the global impact of the COVID-19 pandemic.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
OPERATING REVENUES
Flying agreements	$511,191	$709,494
Lease, airport services and other	23,364	20,442
Total operating revenues	534,555	729,936

OPERATING EXPENSES
Salaries, wages and benefits	219,842	249,160
Aircraft maintenance, materials and repairs	203,827	160,216
Depreciation and amortization	109,597	111,708
Airport-related expenses	24,448	30,640
Aircraft fuel	19,194	25,413
Aircraft rentals	15,490	17,056
Payroll support grant	(193,173)	-
Other operating expenses	54,488	69,422
Total operating expenses	453,713	663,615
OPERATING INCOME	80,842	66,321

OTHER INCOME (EXPENSE)
Interest income	284	2,564
Interest expense	(31,354)	(30,204)
Other income, net	216	398
Total other income (expense), net	(30,854)	(27,242)

INCOME BEFORE INCOME TAXES	49,988	39,079
PROVISION FOR INCOME TAXES	14,088	9,091
NET INCOME	$35,900	$29,988

BASIC EARNINGS PER SHARE	$0.71	$0.60
DILUTED EARNINGS PER SHARE	$0.71	$0.59

Weighted average common shares
Basic	50,286	50,277
Diluted	50,727	50,559

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	March 31, 2021	December 31, 2020
Cash and marketable securities	$836,443	$825,908
Other current assets	162,338	156,894
Total current assets	998,781	982,802

Property and equipment, net	5,277,035	5,330,423
Deposit on aircraft	36,625	31,625
Other long-term assets	582,244	542,772
Total assets	$6,894,685	$6,887,622

Current portion, long-term debt	$357,463	$402,158
Other current liabilities	592,975	539,564
Total current liabilities	950,438	941,722

Long-term debt, net of current maturities	2,748,717	2,801,538
Other long-term liabilities	1,014,009	1,004,817
Stockholders' equity	2,181,521	2,139,545
Total liabilities and stockholders’ equity	$6,894,685	$6,887,622

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service by aircraft type:

	March 31, 2021	December 31, 2020	March 31, 2020
E175 aircraft	193	193	163
CRJ900 aircraft	40	39	43
CRJ700 aircraft	98	90	88
CRJ200 aircraft	137	130	190
Total aircraft in service	468	452	484

As of March 31, 2021, SkyWest leased two CRJ200s, 34 CRJ700s and five CRJ900s to third parties (these aircraft are excluded from the table above).

Selected operational data:

	Three months ended March 31,
	2021	2020	Change
Block hours by aircraft type:
E175s	128,498	132,679	(3.2)%
CRJ900s	24,006	28,920	(17.0)%
CRJ700s	63,095	68,074	(7.3)%
CRJ200	60,583	127,550	(52.5)%
Total block hours	276,182	357,223	(22.7)%

Departures	154,894	209,283	(26.0)%
Adjusted flight completion	99.9%	99.9%	NC
Raw flight completion	97.3%	95.2%	2.1 pts
Passengers carried	5,708,589	8,864,506	(35.6)%
Passenger load factor	56.7%	67.5%	(10.8) pts
Average trip length	540	493	9.5%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.